Jaspan Schlesinger Silverman & Hoffman LLP
300 Garden City Plaza
Garden City, New York 11530
(516) 746-8000
Salvatore LaMonica, Esq. (SL #2148)
Andrew S. Muller, Esq. (ASM #6168)

UNITED STATES BANKRUPTCY COURT
EASTERN DISTRICT OF NEW YORK
AT WESTBURY
----------------------------------------------------x
In re:
Chapter 11
VERTEX TECHNOLOGIES, INC. and			Case Nos.	897-80197-478
VTX ELECTRONICS CORP.,						897-80198-478

Debtors.
----------------------------------------------------x






DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE
DATED SEPTEMBER 24, 1997


TABLE OF CONTENTS

ARTICLE I -
DEFINITIONS..................................................................1

ARTICLE II - SUBSTANTIVE
CONSOLIDATION................................................................13
2.1	Motion for Substantive
Consolidation................................................................13

ARTICLE III - CLASSIFICATION OF CLAIMS AND
INTERESTS....................................................................14
3.1 	General Classification
Rule.........................................................................14
3.2	Acceptance of
Classification...............................................................14
3.3	Classification...........................................................14
3.3.1	Class 1 Claims-Administrative
Expenses............................  .......................................14
3.3.2	Class 2 Claims-Priority
Claims.......................................................................14
3.3.3	Class 3 Claims-Tax
Claims.......................................................................14
3.3.4	Class 4 Claims-Congress' Secured
Claims.......................................................................14
3.3.5	Class 5 Claims-Debenture
Claims.......................................................................15
3.3.6	Class 6 Claims-Administrative Convenience
Claims.......................................................................15
3.3.7	Class 7 Claims-Unsecured
Claims.......................................................................15
3.3.8	Class 8 Interests-Preferred Stock
Interests................................................................... 15
3.3.9	Class 9 Interests-Common Stock
Interests....................................................................15
3.3.10	Class 10 Claims-Warrant
Claims.......................................................................15

ARTICLE IV - TREATMENT OF CLASSES OF CLAIMS AND
INTERESTS....................................................................16
4.1	Class 1 Claims (Administrative
Expenses)....................................................................16
4.2	Class 2 Claims (Priority
Claims)......................................................................16
4.3	Class 3 Claims (Tax
Claims)......................................................................16
4.4	Class 4 Claims (Secured Claims of
Congress)....................................................................17
4.5	Class 5 Claims (Debenture
Claims)......................................................................17
4.6	Class 6 Claims (Administrative Convenience
Claims)......................................................................18
4.7	Class 7 Claims (Unsecured
Claims)......................................................................18
4.8	Class 8 Interests (Preferred
Stock).......................................................................19
4.9	Class 9 Interests (Common
Stock).......................................................................19
4.10	Class 10 Claims (Warrant
Claims)......................................................................20

ARTICLE V - IDENTIFICATION OF CLAIMS AND EQUITY INTERESTS
IMPAIRED BY THE
PLAN.........................................................................21
5.1	Unimpaired
Classes......................................................................21
5.2	Impaired
Classes......................................................................21

ARTICLE VI - EXECUTION AND IMPLEMENTATION OF
PLAN.........................................................................22
6.1	Sources of
Funding......................................................................22
6.2	Effective Date
Transactions.................................................................22


ARTICLE VII - CONDITIONS PRECEDENT TO
OCCURRENCE OF EFFECTIVE
DATE.........................................................................23
7.1	Substantive
Consolidation................................................................23
7.2	Entry of Confirmation
Order........................................................................23
7.3	Closing of Exit Financing and Deposits into Distribution
Fund.........................................................................23

ARTICLE VIII - AMENDMENTS AND
MODIFICATION.................................................................24
8.1	Amendment of
Plan.........................................................................24

ARTICLE IX - EXECUTORY
CONTRACTS....................................................................25
9.1	Assumption of Executory
Contracts....................................................................25
9.2	Rejection of Warrants and Stock
Options......................................................................26
9.3	Classification of
Claims.......................................................................26

ARTICLE X - VESTING OF PROPERTY; CORPORATE STRUCTURE;
DISCHARGE;
INJUNCTION...................................................................27
10.1	Vesting of
Property.....................................................................27
10.2	Corporate
Action.......................................................................27
10.3 	Corporate
Structure....................................................................28
10.4	Amendment of Debtors' Corporate
Charters.....................................................................28
10.5	Issuance of New Common
Stock........................................................................29
10.6
	Discharge...................................................................29
10.7
	Injunction..................................................................30

ARTICLE XI - CREDITORS'
COMMITTEE....................................................................32
11.1	Composition of Creditors'
Committee....................................................................32
11.2	Continued Existence of Creditors'
Committee....................................................................32
11.3	Compensation of Creditors' Committee's
Professionals................................................................32
11.4	Replacement of
Members......................................................................32
11.5	Resignation of Members;
Vacancies....................................................................33
11.6	Quorum; Meetings;
Proxy........................................................................33
11.7	Actions of Creditors'
Committee....................................................................34
11.8
	Liability...................................................................34
11.9	Consent of Creditors'
Committee....................................................................34
11.10	Compensation of
Members......................................................................34
11.11	Retention of
Professionals................................................................35
11.12	Exercise of
Rights.......................................................................35

ARTICLE XII - MISCELLANEOUS
PROVISIONS...................................................................36
12.1	Filing of Objections to Claims Within 90 Days After Effective
Date.........................................................................36
12.2	Claims
Reserve......................................................................36
12.3	Unclaimed
Distributions................................................................37
12.4	Payments Made Within 10 Days of Distribution
Dates........................................................................38
12.5	Method of
Payment......................................................................38
12.6
	Prepayment..................................................................38
12.7	Post-Confirmation Effect of Evidences of Claims or
Interests....................................................................39
12.8
	Construction................................................................39
12.9
	Time........................................................................39
12.10	Governing
Law..........................................................................39
12.11
	Headings....................................................................40
12.12
	Severability................................................................40
12.13
	Notices.....................................................................40
12.14	Successors and
Assigns......................................................................41

ARTICLE XIII - RETENTION OF
JURISDICTION.................................................................42
13.1	Retention of Exclusive
Jurisdiction.................................................................42

UNITED STATES BANKRUPTCY COURT
EASTERN DISTRICT OF NEW YORK
AT WESTBURY
----------------------------------------------------x
In re:
Chapter 11
VERTEX TECHNOLOGIES, INC. and			Case Nos.	897-80197-478
VTX ELECTRONICS CORP.,						897-80198-478

Debtors.
----------------------------------------------------x

DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE
DATED SEPTEMBER 24, 1997

Vertex Technologies, Inc. and VTX Electronics Corp., the debtors and debtors-in-
possession, propose the following joint plan of reorganization, pursuant to
Sec.1121(a) of the Bankruptcy Code.
ARTICLE I
DEFINITIONS
For purposes of this plan of reorganization, the following terms shall have the respective meanings set forth below (such meanings shall be equally applicable to the singular and plural forms of the terms defined), unless a different meaning is clearly required by and explained in the context.  Terms used in this
Plan which are defined in the Bankruptcy Code shall have the meanings assigned therein unless otherwise defined below.
1.1 	"Administrative Expense" shall mean any cost or expense of administration of the Reorganization Cases entitled to priority in payment under Sec.507(a)(1)
of the Bankruptcy Code, or as may be allowed by Final Order, including, without limitation: (a) the actual and necessary costs and expenses of preserving the
Estates of the Debtors and operating the business(es) of the Debtors (other than such Claims or portions thereof which, by their express terms are not due or payable by the Effective Date), pursuant to Sec.503(b) of the Bankruptcy Code,
(b) Fee Claims,(c) any indebtedness or obligations incurred or assumed by any of the Debtors, and (d) fees or charges assessed against the Estate of either of the Debtors under Chapter 123 of Title 28 of the United States Code.  To the
extent permitted under Sec.506(b) of the Bankruptcy Code, an Administrative
Expense shall include unpaid interest and any reasonable unpaid fees, costs or charges provided for under the agreements under which such Claim arose.
1.2	"Allowed Administrative Convenience Claim" shall mean an Allowed Unsecured
Claim against the Debtors which is for an amount less than or equal to$1,000.00.
1.3	"Allowed Administrative Expense" shall mean any Administrative Expense, or portion thereof,which has been allowed by a Final Order of the Bankruptcy Court.
1.4	"Allowed Claim" shall mean a Claim, other than an Administrative Expense or an Interest, which is: (a) listed in either of the Debtors' schedules, including any amendments thereto, filed in this Chapter 11 Case as of the Effective Date and not listed therein as disputed, contingent, unliquidated or unknown; (b) set forth in a proof of Claim timely and properly filed in either of the Debtor's
Chapter 11 cases on or before the date fixed by the Bankruptcy Court, or by applicable rule or statute, as of the last day for filing such proof of Claim, or late filed with leave of the Bankruptcy Court after notice and opportunity for hearing having been given and as to which no objection to the allowance thereof is filed; or (c) determined to be allowed by a Final Order of the
Bankruptcy Court.  To the extent permitted under Sec.506(b) of the Bankruptcy
Code, an Allowed Claim shall include unpaid interest on such Claim and any reasonable unpaid fees, costs or charges provided for under the agreements under which such Claim arose.
1.5	"Allowed Debenture Claim" shall mean any Allowed Claim, or portion thereof, arising under, from or based upon ownership of a Subordinated Debenture.
1.6	"Allowed Interest" shall mean any Interest which: (a) is listed in either of the Debtor's schedules, including any amendment thereto filed in these Chapter
11 cases,as of the Effective Date and not listed therein as disputed,contingent, unliquidated or unknown; or (b) is provided by or established in the records of
VTX's Stock Transfer Agent on the Record Date; or (c) is set forth in a proof of
Interest, timely and properly filed in either of the Chapter 11 cases on or before the date fixed by the Court, applicable rule or statute, as the last day for filing such proof, or late filed with leave of the Bankruptcy Court after notice and opportunity for a hearing having been given and as to which no objection to the allowance thereof has been filed; or (d) is determined to be allowed by Final Order of the Bankruptcy Court.
1.7 	"Allowed Priority Claim" shall mean any Allowed Claim or portion thereof, except an Administrative Expense, that is entitled to priority in payment over
Allowed Unsecured Claims pursuant to Sec's.507(a)(3),507(a)(4), 507(a)(5),507(a)
(6) and 507(a)(7) of the Bankruptcy Code.
1.8	"Allowed Secured Claim" shall mean any Allowed Claim, or portion thereof, that is secured by a valid, perfected lien, security interest or other charge against or interest in property in which either of the Debtors has an interest, or which is subject to set-off under Sec.553 of the Bankruptcy Code, to the extent of the value of the interest of the holder of such Claim in the particular Debtor's property as determined by the Bankruptcy Court pursuant to
Sec. 506(a) of the Bankruptcy Code, including interest accrued on or after the
Filing Date, fees, costs and charges as may be allowed by the Bankruptcy Court under Sec.506(b) of the Bankruptcy Code.
 	1.9	"Allowed Tax Claim" shall mean any Allowed Claim, or portion thereof, except an Administrative Expense, that is entitled to priority in payment over
Allowed Unsecured Claims pursuant to Sec.507(a)(8) of the Bankruptcy Code.
1.10	"Allowed Unsecured Claim" shall mean any Allowed Claim, or portion thereof, against the Debtors, which is not an Allowed Administrative Expense, an Allowed
Priority Claim, an Allowed Administrative Convenience Claim, an Allowed Tax
Claim, an Allowed Secured Claim, an Allowed Debenture Claim, an Allowed Warrant
Claim, or an Allowed Fee Claim, and not entitled to priority in payment under
Sec.507(a) of the Bankruptcy Code.
1.11	"Allowed Warrant Claim" shall mean any Claim, or portion thereof, which arises under, or as a result of, a Warrant, stock option or any other right to purchase or otherwise acquire stock of any of the Debtors and any Claim arising as a result of the cancellation, termination, revocation, nullification or rejection of a Warrant, stock option or any other right to purchase or otherwise acquire stock of any of the Debtors.
1.12	"Bankruptcy Code" shall mean Title 11 of the United States Code, Sections
101 et seq., and any amendment thereof applicable to the Reorganization Cases.
1.13	"Bankruptcy Court" shall mean the United States District Court for the
Eastern District of New York and, to the extent of any reference made by such court pursuant to 28 U.S.C. Sec.157, the United States Bankruptcy Court for the
Eastern District of New York, or any other court having lawful jurisdiction over the Reorganization Cases.
1.14	"Bankruptcy Rules" shall mean the Federal Rules of Bankruptcy Procedure applicable to the Reorganization Cases, as supplemented by any local bankruptcy rules adopted by the Bankruptcy Court.
1.15	"Business Day" shall mean any day except Saturday, Sunday or any other day on which commercial banks in New York State are authorized by law to close.
1.16	"Cash Flow" shall mean "net after tax income", set forth in the Reorganized
Debtor's certified annual financial statement, plus all "non-cash charges", plus any interest on the Subordinated Debentures to the extent such interest was a charge to arrive at "net after tax income".  "Net After Tax Income" and "Non-
Cash Charges" shall have the meaning provided in accordance with Generally
Accepted Accounting Principles.
1.17	"Chapter 11" shall mean Chapter 11 of the Bankruptcy Code.
1.18	"Claim" shall mean a claim as defined in Sec.101(5) of the Bankruptcy Code whether or not asserted, against the Debtors.
1.19	"Claimant" shall mean the holder of a Claim.
1.20	"Claims Reserve" shall mean the account maintained by the Reorganized
Debtor for the escrow of sufficient funds pending resolution of Disputed Claims and unclaimed Distributions established pursuant to Article XII of the Plan.
1.21	"Class" shall mean any class into which Claims or Interests are classified pursuant to Article III of the Plan.
1.22	"Class 1 Claim", "Class 2 Claim", "Class 3 Claim", "Class 4 Claim","Class 5
Claim", "Class 6 Claim", "Class 7 Claim", "Class 8 Interest", "Class 9 Interest"
and "Class 10 Claim" shall mean any of the Claims and Interests so classified in
Article III of the Plan.
1.23	"Common Stock" shall mean all common stock having a par value of $.10 per share, of VTX and all common stock having a par value of $.10 per share, of
Vertex.

1.24	"Confirmation Date" shall mean the date on which the Confirmation Order is entered by the Bankruptcy Court.
1.25	"Confirmation Order" shall mean the order entered by the Bankruptcy Court confirming this Plan in accordance with the provisions of Chapter 11.
1.26	"Congress" shall mean Congress Financial Corporation, the Debtors' senior secured lender.
1.27	"Congress Pre-Petition Loan" shall mean all obligations of the Debtors relating to or arising under the loan documents by and between the Debtors and
Congress all dated December 31, 1992, the amendments dated November 15, 1993,
October 26, 1993, February 10, 1995, March 15, 1996 and June 19, 1996, the
blocked account agreement dated May 6, 1993, together with the associated UCC-1 financing statements, guarantor agreements,and related intercreditor agreements, all of which are set forth in the Debtors' motion to obtain interim post-
petition financing on file with the Court.
1.28	"Consolidated Estate" shall mean the Estates,after a motion for substantive consolidation thereof shall have been granted by the Bankruptcy Court by Final
Order.
1.29	"Creditors' Committee" shall mean the Official Committee of Unsecured
Creditors and its members appointed in the Reorganization Cases by the Office of the United States Trustee.
1.30	"Debtors" shall mean Vertex and VTX.
1.31	"Debtors-in-Possession" shall mean Vertex and VTX as debtors-in-possession.
1.32	"Deficiency Amount" shall mean, with respect to a Claim, the amount,if any, by which the Allowed Claim exceeds the amount of such Claimant's Allowed Secured
Claim.
1.33	"Deficiency Claim" shall mean any Allowed Claim representing a Deficiency
Amount.
1.34	"DIP Financing" shall mean the "Financing Agreements", as amended by the
"Ratification and Amendment Agreement", as those terms are defined in the Final
Order of the Court dated March 28, 1997, whereby Congress provided the Debtors with post-petition loans, advances and other financial accommodations in accordance with the formulas set forth in said Financing Agreements and
Ratification and Amendment Agreement.
1.35	"Disputed Claim" shall mean any Claim, including any Fee Claim and
Administrative Expense but excluding all Allowed Claims and Allowed
Administrative Expenses: (a) which is scheduled in either of the Debtors'
schedules as disputed, contingent or unliquidated: or,(b)(i) as to which a proof of Claim has been filed, (ii) an objection has been timely filed (and not withdrawn) by the Debtors or any other party in interest, and (iii) no Final
Order has allowed or disallowed such Claim or portion thereof.  If any part of a
Claim or an Administrative Expense is disputed, such Claim or Administrative
Expense in its entirety shall be deemed a Disputed Claim for purposes of distribution under the Plan unless the Debtors and the holder thereof agree otherwise.
1.36	"Distribution" shall mean the cash or New Common Stock to be paid or distributed pursuant to the Plan to holders of Allowed Administrative Expenses,
Allowed Claims and Allowed Interests.
1.37	"Distribution Fund" shall mean the account formed and maintained by the
Reorganized Debtor for the purpose of making Distributions under the Plan.

1.38	"Effective Date" shall mean a date designated by the Debtors after the
Confirmation Date for the funding of the Plan, which date shall occur no later than thirty (30) days after the Confirmation Order becomes a Final Order;
provided, however, that the Debtors, in their sole discretion, may waive the requirement that the Confirmation Order be a Final Order.  In the event of a stay of the Confirmation Order, "Effective Date" shall mean the thirtieth
Business Day following the date on which an order vacating or terminating such stay shall become a Final Order.
1.39	"Estates" shall mean the estates of the Debtors created pursuant to Sec.541 of the Bankruptcy Code.
1.40	"Executory Contract" shall mean any of the contracts and unexpired leases to which either of the Debtors is a party and was a party as of the Filing Date and which are executory within the meaning of Sec.365 of the Bankruptcy Code.
1.41	"Executory Contract Claim" shall mean any Claim entitled to payment as cure for or compensation in respect of a pecuniary loss directly resulting from the occurrence of a default existing under and pursuant to an Executory Contract heretofore or hereafter assumed by the Debtors, pursuant to Sec.365(b)(1) of the
Bankruptcy Code, and specifically shall not mean or include any Claims arising as a result of any Debtor's rejection of an Executory Contract pursuant to
Sec.365(a) of the Bankruptcy Code.
1.42	"Exit Financing" shall mean the secured financing credit loan facility extended to the Reorganized Debtor by NationsCredit in accordance with its commitment letter dated August 26, 1997.

1.43	"Fee Applications" shall mean applications of Professional Persons under
Sec's.330, 331 or 503 of the Bankruptcy Code for allowance of compensation and reimbursement of expenses in the Reorganization Cases.
1.44	"Fee Claim" shall mean a Claim under an applicable provision of the
Bankruptcy Code or otherwise allowed by the Bankruptcy Court, for allowance of compensation and reimbursement of expenses to a Professional in the Reorganization Cases.
1.45	"Filing Date" shall mean January 10, 1997, the date on which the
Reorganization Cases were commenced.
1.46	"Final Order" shall mean an order, judgment or decree of the Bankruptcy
Court as entered on the docket that has not been reversed, stayed, modified or amended and as to which the time to appeal, petition for certiorari, or seek reargument or rehearing has expired and as to which no appeal, reargument, petition for certiorari, or rehearing is pending, or as to which any right to appeal, reargue, petition for certiorari or seek rehearing has been waived in writing in a manner satisfactory to the Debtors or, if an appeal, reargument, petition for certiorari, or rehearing has been sought, the order, judgment or decree of the Bankruptcy Court which has been affirmed by the highest court to which the order was appealed from for which the reargument or rehearing was sought, or certiorari has been denied, and the time to take any further appeal or to seek certiorari or further reargument or rehearing has expired. Notwithstanding the foregoing, with respect to an order providing for substantive consolidation of the Estates, Final Order shall mean an order, judgment or decree entered on the docket with respect to which no stay thereof is in effect.

1.47	"Initial Distribution Date" shall mean a date designated by the Reorganized
Debtor after the Effective Date, but in no event shall such date be more than 10 days after the Effective Date unless the tenth day after the Effective Date is not a Business Day, in which case, the first Business Day thereafter shall be the Initial Distribution Date.
1.48	"Interest" shall mean any ownership interest in either of the Debtors based upon ownership of either Preferred Stock or Common Stock in either of the
Debtors.
1.49	"NationsCredit" shall mean NationsCredit Commercial Corporation and
NationsCredit Commercial Funding Division, the Debtors' secured Exit Financing lender.
1.50	"New Common Stock" shall mean the 40 million non-assessable shares of common stock of the Reorganized Debtor having a par value of $.10 per share authorized under the Plan.
1.51	"Person" shall mean an individual, corporation, partnership, joint venture, trust, estate, unincorporated organization, or a government or any agency or political subdivision thereof.
1.52	"Periodic Distribution Dates" shall mean: (a) initially, the first Business
Day that is 90 days after the Initial Distribution Date; and (b) subsequently, the first Business Day that is 90 days after the immediately preceding Periodic
Distribution Date.
1.53	"Plan" shall mean this joint plan of reorganization and any amendments permitted in accordance with Sec.1127 of the Bankruptcy Code.
1.54	"Preferred Stock" shall mean all senior redeemable cumulative convertible preferred stock having a stated value of $100.00 per share, of VTX.

1.55	"Pro Rata" shall mean the proportion that the amount of an Allowed Claim bears to the aggregate amount of all Allowed Claims in the particular Class receiving a Distribution.
1.56	"Professional" shall mean any of the attorneys, accountants, consultants and other professionals retained pursuant to a Final Order of the Bankruptcy
Court on behalf of the Debtors or the Creditors' Committee.
1.57	"Record Date" shall mean the date of the entry of an order approving the
Debtors' disclosure statement.
1.58	"Reorganization Cases" shall mean the Debtors'Chapter 11 cases bearing Case
Nos. 897-80197-478 and 897-80198-478 before the Bankruptcy Court.
1.59	"Reorganized Debtor" shall mean the entity that exists after and as a result of confirmation of the Plan.
1.60	"Representatives" shall mean with respect to an entity, as may be applicable to such entity, such entity's directors, officers, employees, partners, joint ventures, attorneys, accountants, investment bankers, consultants, agents and legal representatives.
1.61	"Sale Order" shall mean the Final Order of the Court dated June 17, 1997, which authorized and approved the sale of the assets of Vertex's distribution business to TW for the sum of approximately $1,875,000.00.
1.62 	"Stock Transfer Agent" shall mean American Stock Transfer Company or their successor.
1.63	"Subordinated Debenture" shall mean any secured subordinated debenture issued by either of the Debtors.

1.64	"Subordinated Debenture Holder" shall mean a Person named in the
Subordinated Debenture as the obligee or their heirs, successors or assigns, as the case may be.
1.65	"Subsequently Allowed Claim" shall mean any Claim or Administrative Expense that becomes an Allowed Claim after the Initial Distribution Date.
1.66	"TW" shall mean T.W. Cable LLC; a New York limited liability company.
1.67	"TW Corp." shall mean T.W. Communication Corporation; a New York corporation.
1.68	"TW Guarantee" shall mean the guarantee of TW Corp. to provide sufficient funds to the Debtors in order to fund the Distribution to holders of Class 6
Claims and Class 7 Claims which are to be made on the Initial Distribution Date and Periodic Distribution Dates.
1.69	"Vertex" shall mean Vertex Technologies, Inc., a New York corporation.
1.70	"VTX" shall mean VTX Electronics Corp., a Delaware corporation.
1.71	"Warrant" shall mean any right to purchase, redeem, convert or otherwise acquire Common Stock pursuant to any warrant issued by either of the Debtors or any stock option or  other right by virtue of ownership of Preferred Stock.

ARTICLE II
SUBSTANTIVE CONSOLIDATION
2.1	Motion for Substantive Consolidation. The Plan contemplates and is conditioned upon the entry of a Final Order of the Bankruptcy Court providing for the substantive consolidation of the Estates into one Consolidated Estate for the purposes of the Reorganization Cases and all actions with respect to confirmation, consummation and implementation of the Plan. Pursuant to such Final Order and for purposes of the Reorganization Cases, on the Effective
Date: (i) all Claims by and among the Debtors against each other will be eliminated; (ii) all assets and liabilities of the Debtors will be merged or treated as though they were merged; (iii) any obligation of the Debtors and all guarantees thereof will be deemed to be one obligation of the Consolidated Estate; (iv) any Claims filed or to be filed in connection any such obligations and such guarantees will be deemed one Claim against the Consolidated Estate;(v) each and every Claim against the individual Reorganization Cases shall be deemed to be one Claim against the Consolidated Estate; and (vi) for purposes of determining the availability of the right of set-off under Sec.553 of the Bankruptcy Code, the Debtors shall be treated as one entity so that, subject to the other provisions of the Bankruptcy Code, debts due either of the Debtors may be set-off against the debts of the other Debtor. On the Effective Date, and in accordance with the terms of the Plan and the Bankruptcy Court order authorizing the consolidation of the assets and liabilities of the Debtors, all Claims based upon guarantees of collection, payment or performance made by the Debtors as to the obligations of a Debtor shall be discharged, released and of no further force or effect.

ARTICLE III
CLASSIFICATION OF CLAIMS AND INTERESTS
3.1	General Classification Rule
A Claim or Interest which is properly includable in more than one Class is in a Class to the extent it qualifies within the description of such Class and is in a different Class to the extent it qualifies within the description of such different Class.
3.2	Acceptance of Classification
Any holder of a Claim or Interest who fails to object in writing to the classification of Claims and Interests provided in the Plan, and who has not filed such objection with the Bankruptcy Court and served such objection upon counsel for the Debtors and counsel for the Creditors' Committee, at least twenty (20) days prior to the hearing on confirmation of the Plan shall be deemed to have accepted such classification and shall be bound thereby.
3.3	Classification
For purposes of the Plan, all Allowed Administrative Expenses, Allowed Claims
and Allowed Interests shall be placed in the following Classes, which Classes shall be mutually exclusive:
3.3.1	Class 1-Administrative Expenses:  This Class shall consist of all Allowed
Administrative Expense Claims.
3.3.2	Class 2-Priority Claims:  This Class shall consist of all Allowed Priority
Claims.
3.3.3	Class 3-Tax Claims:  This Class shall consist of all Allowed Tax Claims.
3.3.4	Class 4-Congress' Secured Claims:  This Class shall consist of all Allowed
Secured Claims of Congress arising out of or relating in any manner to the Congress Pre-Petition Loan, including without limitation, outstanding principal, interest, fees, and costs.
3.3.5	Class 5-Debenture Claims:  This Class shall consist of all Allowed
Debenture Claims.
3.3.6	Class 6-Administrative Convenience Claims: This Class shall consist of all
Allowed Administrative Convenience Claims.
3.3.7	Class 7-Unsecured Claims:  This Class shall consist of all Allowed
Unsecured Claims.
3.3.8	Class 8-Preferred Stock Interests: This Class shall consist of all Allowed
Interests of owners of Preferred Stock.
3.3.9	Class 9-Common Stock Interests:  This Class shall consist of all Allowed
Interests of owners of Common Stock listed in the records of the Stock Transfer Agent as of the Record Date.
3.3.10	Class 10-Warrant Claims:  This Class shall consist of all Allowed Warrant
Claims.

ARTICLE IV
TREATMENT OF CLASSES OF CLAIMS AND INTERESTS
4.1	Class 1 Claims (Administrative Expenses)
Class 1 Claims are not impaired. Each holder of a Class 1 Claim shall be paid in full, in cash, on the Initial Distribution Date or at such other date and upon such other terms as may be agreed upon between any holder of a Class 1 Claim and the Debtors; provided, however, that an Allowed Administrative Expense representing indebtedness or other obligation incurred or assumed by the Debtors-in-Possession in the ordinary course of business shall be assumed and paid or performed by the Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto, except as may be otherwise provided herein.
4.2	Class 2 Claims (Priority Claims)
Class 2 Claims are not impaired. Each holder of a Class 2 Claim shall be paid in full, in cash, on the Initial Distribution Date or at such other date and upon such other terms as may be agreed upon between any holder of a Class 2 Claim and the Debtors.
4.3	Class 3 Claims (Tax Claims)
Class 3 Claims are not impaired. In accordance with Sec.1129(a)(9)(C) of the Bankruptcy Code, each holder of an Allowed Tax Claim, at the Debtors' option, shall be paid in full, in cash on the Initial Distribution Date or shall receive deferred cash payments over a period not exceeding six (6) years after the Effective Date, of a value, as of the Effective Date of the Plan, equal to the amount of the Allowed Tax Claim. Interest on such deferred payments shall be at the rate of 8% per annum.

4.4	Class 4 Claims (Secured Claims of Congress)
Class 4 Claims are not Impaired.  All Class 4 Claims of Congress shall be paid in full, in cash on the Effective Date.
Notwithstanding the foregoing, the holder of a Class 4 Claim may receive such less favorable treatment as may be agreed upon by each such holder and the
Debtors.
4.5	Class 5 Claims (Debenture Claims)
Class 5 Claims are impaired.	All holders of Allowed Debenture Claims will
receive certain Distributions on account of the interest due on each
Subordinated Debenture and all Subordinated Debenture Holders as of the Filing
Date, will have their rights to payment under each Subordinated Debenture modified as follows:
(a)	On the Initial Distribution Date, each holder of a Class 5 Claim for accrued unpaid interest shall be paid a Pro Rata Distribution of 13.5% of its
Allowed Claim in full and final satisfaction, release and discharge; and
(b)	All Subordinated Debenture Holders as of the Filing Date, shall have their right to payment of the principal amount of the Subordinated Debenture modified on the Effective Date such that each Subordinated Debenture shall be due and payable seven (7) years after the Effective Date, and accrue interest at a rate of eight (8%) percent per annum, payable semi-
annually over the life of the Subordinated Debenture.  The Subordinated
Debentures will remain secured by all of the assets of the Reorganized
Debtor but subordinated to all current and future institutional loan facilities whether revolving, asset based or otherwise.
All other rights pursuant to the Subordinated Debentures will be canceled.
4.6	Class 6 Claims (Administrative Convenience Claims)
Class 6 Claims are impaired.  Each holder of an Allowed Administrative
Convenience Claim will receive a Distribution totaling 20% of the amount of each
Allowed Administrative Convenience Claim (the "Class 6 Distribution") in full and final satisfaction, release and discharge of such Claim.  The Class 6
Distribution shall be made in cash as follows:  twenty-five (25%) of the Class 6
Distribution will be made on the Initial Distribution Date, with the balance of the Class 6 Distribution to be paid in three (3) equal installments on the
Periodic Distribution Dates.  The Class 6 Distribution is guaranteed by the TW
Guarantee.
4.7	Class 7 Claims (Unsecured Claims)
Class 7 Claims are impaired.  Each holder of an Allowed Unsecured Claim will receive a Distribution of the lesser of: (i) its Pro Rata share of the sum of
$790,000.00; or (ii) thirteen and one-half (13.5%) percent of each Allowed
Unsecured Claim (the "Class 7 Partial Distribution").  The Class 7 Partial
Distribution shall be made as follows:  On the Initial Distribution Date, and subject to the Disputed Claims reserve procedure set forth in Article XII of the
Plan, each holder of a Class 7 Claim shall be paid in cash its Pro Rata share equal to one-fourth (1/4) of the Class 7 Partial Distribution on the Initial
Distribution Date, with the balance of the Class 7 Partial Distribution to be paid in three (3) equal installments on the Periodic Distribution Dates.  The
Class 7 Partial Distribution is guaranteed by the TW Guarantee.  Further, holders of Class 7 Claims will receive their Pro Rata share of additional cash payments which will be determined upon the cumulative Cash Flow of the
Reorganized Debtor equal to: (a) 0% of the first $500,000.00; (b) plus 25% of the next $1 Million; (c) plus 15% of the balance thereafter, for three (3) years following receipt of the first $250,000.00 distributed in subsections (a) and
(b) above, or until the fifth (5th) anniversary of the Effective Date, which ever is earlier.  The total of these payments will be in full and final satisfaction, release and discharge of Allowed Class 7 Claims.
4.8	Class 8 Interests (Preferred Stock)
Class 8 Interests are impaired.   No cash Distributions shall be made to holders
of Class 8 Interests.  All Class 8 Preferred Stock Interests shall be canceled on the Effective Date and in full and final satisfaction, release and discharge of all Class 8 Preferred Stock Interests, the holder of the Preferred Stock, TW, shall receive a sufficient number of shares of New Common Stock Debtor representing ninety(90%) percent of the issued and outstanding New Common Stock.
All other rights or Claims arising under the Preferred Stock are terminated or canceled as of the Effective Date.
4.9	Class 9 Interests (Common Stock)
Class 9 Interests are impaired.  No cash Distributions shall be made to holders
of Class 9 Interests.   All Class 9 Common Stock Interests shall be canceled on
the Effective Date and in full and final satisfaction, release and discharge of all Class 9 Common Stock Interests, the holders of the Common Stock of record, as of the Record Date, with the Stock Transfer Agent, shall receive their pro rata portion of shares of New Common Stock representing, in total, ten (10%)
percent of the issued and outstanding New Common Stock.  All other rights or claims arising under the Common Stock are terminated or canceled as of the
Effective Date.

4.10	Class 10 Claims (Warrant Claims)
Class 10 Claims are Impaired. No Distributions shall be made with respect to Class 10 Claims. All Warrants, stock options, or other rights to acquire shares of Common Stock or other capital stock of the Debtors are canceled as of the Effective Date. To the extent that any Warrants, stock options, or other rights to acquire shares of Common Stock or other capital stock of the Debtors are deemed to be Executory Contracts, in accordance with Section 9.2 of the Plan, such Warrants, stock options, or other rights to acquire shares of Common Stock or other capital stock of the Debtors shall be rejected on the Effective Date. No Distributions shall be made in respect of Class 10 Claims.

ARTICLE V
IDENTIFICATION OF CLAIMS AND
EQUITY INTERESTS IMPAIRED BY THE PLAN
5.1	Unimpaired Classes
Claims in Classes 1, 2, 3 and 4 are not impaired under the Plan and are deemed to have accepted Plan.
5.2	Impaired Classes
Claims in Classes 5, 6, and 7 are impaired under the Plan and entitled to accept or reject the Plan. Interests in Classes 8 and 9 are impaired under the Plan and entitled to accept or reject the Plan. Claims in Class 10 are impaired and deemed to have rejected the Plan.

ARTICLE VI
EXECUTION AND IMPLEMENTATION OF PLAN
6.1	Sources of Funding.  The Debtor will have cash totaling approximately
$565,000.00 available on the Effective Date for Distribution to holders of
Allowed Claims as set forth in Article III of the Plan.  On the Effective Date, all funds necessary to make the Distributions set forth in Article IV of the
Plan will be deposited into the Distribution Fund.  The funds necessary for
Distribution on the Initial Distribution Date and Periodic Distribution Dates
will be generated from the continued operation of the Debtors' business(es), the installment payments from TW for its purchase of the Debtors' Distribution
Business pursuant to the Sale Order, and from loans taken under the Exit
Financing with NationsCredit or, if necessary, from the TW Guarantee.
6.2	Effective Date Transactions.  On the Effective Date, the following transactions shall occur in furtherance of consummation of the Plan:
(a)	All funds necessary to fund the Distribution, on the Initial Distribution
Date shall be deposited into the Distribution Fund by either the Debtors or TW
Corp. in accordance with the TW Guarantee;
(b)	All Preferred Stock will be canceled;
(c)	All Common Stock will be canceled;
(d)	Subordinated Debentures will be modified for Subordinated Debenture Holders on the Effective Date;
(e)	All Warrants will be canceled; and
(f)	All necessary amendments to the charters, by-laws and certificates of incorporation of the Debtors will have been made.

	ARTICLE VII
CONDITIONS PRECEDENT TO OCCURRENCE OF EFFECTIVE DATE
The following shall be conditions precedent to the occurrence of the Effective
Date:
7.1	Substantive Consolidation
The Estates shall have been substantively consolidated pursuant to a Final
Order.
7.2	Entry of Confirmation Order
The Confirmation Order, in form and substance reasonably acceptable to the Debtors and the Creditors' Committee, shall have been entered by the Bankruptcy Court and shall have become a Final Order; provided, however, that the Debtor and the Creditors' Committee may waive the requirement that the Confirmation Order be a Final Order.
7.3	Closing of Exit Financing and Deposits into Distribution Fund
The Debtors shall have closed on their Exit Financing with NationsCredit and, if necessary, TW Corp. shall have deposited into the Distribution Fund, on or before the Effective Date, the funds necessary for making the Distributions on the Initial Distribution Date, according to Article IV of the Plan.

ARTICLE VIII
AMENDMENTS AND MODIFICATION
8.1	Amendment of Plan. The Debtors reserve the right to amend and modify the
Plan prior to the Confirmation Date in any manner they determine is necessary to obtain confirmation of the Plan, to the extent permitted by the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court. Such amendments may be made at or prior to the hearing on confirmation of the Plan without further notice to any party in interest except for an announcement in open court made on the record at such hearing. After the Confirmation Date, the Debtors may, upon order of Bankruptcy Court, in accordance with Sec.1127(b) of the Bankruptcy Code, remedy any defects, or omissions or reconcile any inconsistency in this Plan in such manner as may be necessary to carry out the purposes and intent of the Plan.

ARTICLE IX
EXECUTORY CONTRACTS
9.1	Assumption of Executory Contracts
Except as provided in Section 9.2 hereof, any Executory Contracts not expressly assumed or rejected by the Debtors hereunder or upon motion filed by the Debtors with the Bankruptcy Court prior to the Effective Date or as to which no motion to assume or reject is pending on the Effective Date, shall be deemed to be assumed by the Debtors on the Effective Date in accordance with the provisions of Sec.365 of the Bankruptcy Code. Unless an objection to assumption of an Executory Contract or a statement as to the amount of a party's Executory Contract Claim is filed with the Bankruptcy Court on or before the date fixed by the Bankruptcy Court for the filing of objections to confirmation of the Plan, all requirements of Sec.365 of the Bankruptcy Code with respect to the assumption by the Debtors of such Executory Contract shall be deemed to have been satisfied in full upon payment by the Debtors on the Initial Distribution Date of any Executory Contract Claim reflected in the Debtors' books and records as of such date. If a party objects to the Debtors' assumption of an Executory Contract or files with the Court a statement as to the amount of such party's Executory Contract Claim and the amount of such Executory Contract Claim is disputed by the Debtors, all requirements of Sec.365 of the Bankruptcy Code with respect to the assumption by the Debtors of such Executory Contract shall be deemed to have been satisfied in full upon the payment by the Debtors of the amount of such party's Allowed Executory Contract Claim promptly after entry of a Final Order approving the assumption of the Executory Contract and/or determining the amount of such Allowed Executory Contract Claim.
9.2	Rejection of Warrants and Stock Options
All Warrants, stock options and other rights to acquire Common Stock or any other capital stock of either of the Debtors, to the extent such Warrants, stock options or other rights are deemed Executory Contracts shall be deemed to be rejected by the Debtors on the Effective Date of the Plan in accordance with the provisions of Sec.365 of the Bankruptcy Code. Claims arising from the rejection of Warrants, stock options or other rights to acquire Common Stock or any other capital stock of either of the Debtors are classified in Class 10 under the Plan. No Distributions shall be made to holders of any Class 10 Claims based on such rejection.
9.3	Classification of Claims.
Claims arising from the rejection of Executory Contracts, other than claims classified in Classes 8, 9 and 10 shall be Class 7 Claims. Claims arising from the cancellation of Warrants are classified in Class 10 under the Plan.

ARTICLE X
VESTING OF PROPERTY; CORPORATION STRUCTURE;
DISCHARGE; INJUNCTION
10.1	Vesting of Property
Except as otherwise provided in this Plan or the Confirmation Order, on the Effective Date, all assets of the Estates of the Debtors shall vest in the Reorganized Debtor, and subsequently shall be retained by the Reorganized Debtor subject to the provisions of the Confirmation Order. After the Effective Date, all assets retained by the Reorganized Debtor pursuant hereto shall be free and clear of all Claims and Interests, except the obligations to be performed according to the Plan, the Confirmation Order and any liens and security interests granted pursuant to the Plan. Except as otherwise provided in this Plan or the Confirmation Order, on the Effective Date and thereafter, the Reorganized Debtor may operate its businesses free of any restrictions imposed by the Bankruptcy Code.
10.2	Corporate Action
Upon entry of the Confirmation Order by Bankruptcy Court, all actions contemplated by this Plan shall be authorized and approved in all respects (subject to the provisions of this Plan). The issuance of securities pursuant to this Plan, the election and/or appointment of directors and officers as a result of Plan, and the other matters provided for under this Plan involving the corporate structure of the Debtors (including any corporate action required in connection with this Plan) shall be deemed to have occurred and shall be in effect, without any requirement of further action by the shareholders or directors of the Debtors. On the Effective Date, the appropriate officers and directors of the Debtors are authorized and directed to execute and deliver the agreements, documents and instruments contemplated by this Plan in the name of and on behalf of the Debtors.
10.3	Corporate Structure
On the Effective Date, all stock of Vertex, which is owned entirely by VTX, will be canceled and the corporate structure of Vertex will be merged with VTX. This Reorganized Debtor will consist of one corporation named and identified as Vertex Computer Cable & Products, Inc. ("VCCP"). VCCP's authorized capital stock will consist of 40 million non-assessable shares of common stock,$.10 per value, per share and 5 million shares of preferred stock, stated value $100.00, per share. VCCP's preferred stock may be issued by its Board of Directors without further action by VCCP's shareholders, in one or more series having such powers, preferences and rights (including, without limitation, voting rights), and such qualifications, limitations or restrictions, as VCCP's Board of Directors may hereafter prescribe. After all issuances of New Common Stock under the Plan, 25,304,000 shares of New Common Stock will be outstanding and no shares of VCCP's preferred stock will be outstanding.
10.4	Amendment of Debtors' Corporate Charters
As required by Sec.1123(a)(6) of the Bankruptcy Code, the Debtors' charters, by laws and certificates of incorporation will be amended as of the Effective Date, to the extent necessary to reflect the termination and consolidation of the Vertex corporate structure into and by VTX and to recognize the name and identity of the Reorganized Debtor, subject to further amendment of the charters as permitted by applicable law.

10.5	Issuance of New Common Stock
As of the Effective Date, there shall be authorized for issuance by the Reorganized Debtor, 40 million shares of New Common Stock. The Reorganized Debtor shall issue: (a) 22,773,600 shares of New Common Stock to TW as designated on Article IV of the Plan; and (b) 2,530,400 shares of New Common Stock to the holders of Common Stock of VTX. On the Effective Date, or as soon as thereafter as is practicable, the Reorganized Debtor shall execute all documents required, and shall have executed, or cause, to have been executed on its behalf, all documents required, contemplated or necessary for implementation of the provisions of this Plan, including any and all such documents required for registration of the New Common Stock not subject to the exemption provisions of Sec.1145 of the Bankruptcy Code. On the Effective Date, each of such documents, agreements and instruments shall be deemed to become effective simultaneously. Pursuant to Sec.1145(a)(1) and (2) of the Bankruptcy Code, the New Common Stock actually issued to holders of Interest Holders under this Plan in exchange for such Preferred Stock or Common Stock, shall be exempt from any and all federal, state or local laws requiring registration of a security.
10.6	Discharge
Except as otherwise provided in the Plan or Confirmation Order, the issuance of a Confirmation Order and the occurrence of the Effective Date, shall operate as a discharge, pursuant to Sec.1141(d)(1) of the Bankruptcy Code, effective as of the Effective Date, of any and all debts (a such term is defined in Sec.101 of the Bankruptcy Code) against the Debtors that arose at any time before the Effective Date, including, but not limited to, all principal and interest, whether accrued before, on, or after the Filing Date. On the Effective Date, as to every discharged debt and Claim, the Claimant that held such debt or Claim shall be permanently precluded from asserting against the Debtors, or against the Debtors' assets or properties, any other or further Claim based upon any document, instrument or act, omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date. Without limiting the generality of the foregoing, on the Effective Date, the Debtors shall be discharged from any debt that arose before the Effective Date, and any debt of a kind specified in Sec's.502(g), 502(h) or 502(i) of the Bankruptcy Code, to the full extent permitted by Sec.1141(d)(1)(A) of the Bankruptcy Code. Except as otherwise specifically provided herein, nothing in this Plan shall be deemed to waive, limit or restrict in any way the discharge granted upon confirmation of the Plan pursuant to Sec.1141 of the Bankruptcy Code.
10.7	Injunction
Effective on the Confirmation Date, all Persons who have held, hold or may hold Claims or Interests are enjoined from taking any of the following actions against or affecting the Debtors, the Debtors' Representatives, the assets of the Debtors or the assets of the Debtors with respect to such Claims or Interests (other than actions brought to enforce any rights or obligations under the Plan or appeals, if any, from the Confirmation Order): (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind against the Debtors, the Debtors' Representatives or the assets of the Debtors' or the Debtors Representatives or any direct or indirect successor in interest to the Debtors, or any assets of any such transferee or successor; (ii) enforcing, levying, attaching, collecting or otherwise recovering by any manner or means whether directly or indirectly any judgment, award, decree or order against the Debtors or the Debtors' Representatives, or the assets of the Debtors or the Debtors' Representative or any direct or indirect successor in interest to the Debtors, or any assets of such transferee or successor; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtors or the Debtors' Representatives or the assets of the Debtors or the Debtors' Representatives, or any direct or indirect successor in interest to the Debtors, or any assets of any such transferee or successor other than as contemplated by the Plan; (iv) asserting any set-off, right of subrogation or recoupment of any kind directly or indirectly against any obligation due the Debtors or the Debtors' Representatives or the assets of the Debtors or Debtors' Representatives, or any direct or indirect transferee of any assets of, or successor in interest to, the Debtors; and (v) proceeding in any manner in any place whatsoever that does not conform to or comply with the provisions of the Plan.

ARTICLE XI
CREDITORS' COMMITTEE
11.1	Composition of Creditors' Committee
From and after the Effective Date and until such date as all Distributions are made on account of Allowed Unsecured Claims as required by the Plan, the Creditors' Committee shall be composed of the members appointed by the Office of the United States Trustee for the Eastern District of New York.
11.2	Continued Existence of Creditors' Committee
The Creditors' Committee shall remain in existence solely for the purposes of monitoring all deferred Distributions to be made pursuant to Article IV of the Plan. The Professionals currently retained by the Creditors' Committee shall continue to represent the Creditors' Committee.
11.3	Compensation of Creditors' Committee's Professionals
The Creditors' Committee's Professionals shall provide invoices to the Reorganized Debtor for the costs of the services provided to the Creditors' Committee, which invoices shall not exceed the sum of $1,000.00 per annum.
11.4	Replacement of Members
In the event of the death or resignation of any person representing a member of the Creditors' Committee, the creditor whom or which such person represented may substitute a successor in his or her place. In the event that such member shall fail to designate a successor within thirty (30) days after such vacancy shall have occurred, the remaining members of the Creditors' Committee shall have the right to designate a successor from among the holders of Allowed Unsecured Claims. In the event that the Creditors' Committee is notified in writing that any person representing a member of the Creditors' Committee is no longer associated with the member by whom or which he or she was designated, such member of the Creditors' Committee shall be deemed to have resigned from the Creditors' Committee, and the vacancy may be filled in the manner set forth above.
11.5	Resignation of Members; Vacancies
If a Creditors' Committee member assigns its Claim or releases the Debtors from payment of the balance of its Claim, such act shall constitute a resignation from the Creditors' Committee. Likewise, if a Creditors' Committee member acquires the Claim held by another claimant other than in the ordinary course of its business or by merger or consolidation with such claimant, such act shall constitute a resignation from the Creditors' Committee. Until a vacancy on the Creditors' Committee is filled, the Creditors' Committee shall function in its reduced number. In the event of the death or resignation of the chairperson of the Creditors' Committee, its successor shall be elected by the remaining members of the Creditors' Committee from their membership.
11.6	Quorum; Meetings; Proxy
A majority of the Creditors' Committee shall constitute a quorum. Meetings of the Creditors' Committee shall be called by the chairperson of the Creditors' Committee or its attorneys, on such notice and in such manner as the Creditors' Committee may deem advisable. The Creditors' Committee shall function by decisions made by a majority of the Creditors' Committee members in attendance at any meeting. Any member of the Creditors' Committee may designate a proxy for all such meetings.
11.7	Actions of Creditors' Committee
The Creditors' Committee shall have the right to: (i) extend the time of any payment or distribution provided for in the Plan; and (ii) waive any of the covenants set forth in the Plan. Notwithstanding anything to the contrary contained herein, the Creditors' Committee may refuse or abstain from exercising any power or right granted it by the provisions of this Article, and defer such powers or rights to the holders of outstanding and unpaid Allowed Unsecured Claims and act in accordance with the vote of the majority in number of such holders.
11.8	Liability
Neither the Creditors' Committee nor any member thereof, nor its Professionals, nor its agents shall be liable to the Debtor, to any Creditor or to any person for an error or erroneous judgment or any act or omission other than willful misconduct, gross negligence or fraud. Anything done or omitted to be done by the Creditors' Committee or any agent, in reliance upon the opinion of the Creditors' Committee attorneys, shall be sufficient justification for the same.
11.9	Consent of Creditors' Committee
Whenever a written consent by the Creditors' Committee is required, a written consent of the chairperson of the Creditors' Committee or of counsel to the Creditors' Committee shall be deemed to constitute such consent.
11.10	Compensation of Members
The individual members of the Creditors' Committee shall serve without compensation after confirmation of the Plan.

11.11	Retention of Professionals
The Creditors' Committee shall have the power and authority to retain counsel, accountants and other agents and to direct counsel to act on its behalf instead of the Creditors' Committee in any matter requiring the attention or action of the Creditors' Committee, including, but not limited to, the pursuit, compromise or settlement of adversary proceedings, objections to claims and assertions of counterclaims and the enforcement of the provisions of the Plan.
11.12	Exercise of Rights
Any action taken by the Creditors' Committee in furtherance of any of the provisions of the Plan or in connection with the exercise of any rights under the Plan, may be taken by mail or telephone so long as all of the Creditors' Committee are notified in advance of the proposed action and a majority thereof has approved such action.

ARTICLE XII
MISCELLANEOUS PROVISIONS
12.1	Filing Of Objections to Claims Within 90 Days After Effective Date
Objections to Claims and Interests shall be made by the Debtors only and shall be served upon each holder of the Claims and Interests to which objections are made and filed with the Bankruptcy Court as soon as practicable, but in no event later than ninety (90) days after the Effective Date. The Debtors shall litigate to judgment, settle or withdraw objections to Disputed Claims and Interests.
12.2	Claims Reserve
(a)	Reserve for Disputed Claims
On the Effective Date, the Debtors shall establish a Claims Reserve and reserve therein, for the account of each holder of a Disputed Claim, cash which would otherwise be distributed to such holder on the Initial Distribution Date were such Disputed Claim an Allowed Claim on the Initial Distribution Date; provided, however, that to the extent the Bankruptcy Court shall determine that a good and sufficient reserve for a Disputed Claim less than the full amount thereof (or in the case of Disputed Claims which are Unsecured Claims the appropriate Pro Rata portion of the lesser of $800,000.00 or 13.5% of the total amount of Unsecured Claims) the Debtors shall reserve such lesser amount with respect to such Disputed Claim. The property so reserved for the holder of such Disputed Claim shall be distributed to such holder, only after and to the extent such Disputed Claim becomes an Allowed Claim.
(b)	Investment of Reserve Funds
All cash in the Claims Reserve may be invested in such interest bearing accounts or obligations as the Reorganized Debtor may determine from time with due regard for the need for liquidity to pay Subsequently Allowed Claims. The earnings on such investments shall be first applied to reimburse the Reorganized Debtor for costs and expenses incurred in connection with the maintenance of the Claims Reserve and the making of Distributions subsequent to the Initial Distribution Date. All earnings in excess of such costs and expenses (the "Net Interest") shall be held in trust in the Claims Reserve and shall be distributed only in the manner set forth below.
(c)	Payments of Subsequently Allowed Claims
At such time as a Disputed Claim becomes a Subsequently Allowed Claim in whole or in part by Final Order, the Distributions due on account of such Subsequently Allowed Claim shall promptly be released from the Claims Reserve and delivered to the holder of such Subsequently Allowed Claim together with the portion of the Net Interest allocable to such Distributions.
(d)	Return of funds in Claims Reserve to Debtors
The funds in the Claims Reserve allocable to the portion of such Disputed Claim (including Net Interest) that is ultimately disallowed by Final Order shall be returned to the Reorganized Debtor.
12.3	Unclaimed Distributions
(a)	Deposit in Claim Reserve
Unclaimed Distributions shall be deposited in the Claims Reserve to be held in trust for the benefit of the holders of Allowed Claims entitled thereto under the terms of the Plan. For a period of one (1) year following the Effective Date, unclaimed Distributions, including the net interest thereon, if any, shall be held in the Claims Reserve solely for the benefit of the holders of Allowed Claims which have failed to claim such Distributions. During such one-year period following the Initial Distribution Date, unclaimed Distributions due the holder of an Allowed Claim shall be released from the Claims Reserve and delivered to such holder upon presentation of proper proof by such holder of its entitlement thereto.
(b)	Return of Unclaimed Distributions to Reorganized Debtor
At the end of one (1) year following the Initial Distribution Date, the holders of Allowed Claims theretofore entitled to unclaimed Distributions shall cease to be entitled thereto, and the unclaimed Distributions in the Claims Reserve shall then be returned to the Reorganized Debtor.
12.4	Payments Made Within Ten (10) Days of Distribution Dates
Distributions to be made by the Reorganized Debtor on the Initial Distribution Date and Periodic Distribution Dates pursuant to the Plan shall be deemed made on the Initial Distribution Date or Periodic Distribution Date, as the case may be, if made on the such date or as soon as practicable thereafter, but in no event later than ten (10) days after such date, except as otherwise provided for in the Plan, or as may be ordered by the Bankruptcy Court.
12.5	Method of Payment
Payments to be made by the Reorganized Debtor pursuant to the Plan shall be made by check drawn on or by wire transfer from a domestic bank or savings and loan association. The Reorganized Debtor shall not make any Distribution less than $5.00 (five dollars) except on written request therefor, provided, however, that if the aggregate Distributions to a holder of an Allowed Unsecured Claim exceed $5.00, such aggregate amount shall be paid to the holder of such Allowed Claim.
12.6	Prepayment
The Reorganized Debtor shall have the right to prepay in whole or in part, without the imposition of any penalty or other charge as a consequence of such prepayment all or any portion of the Allowed Claims at any time.
12.7	Post-Confirmation Effect of Evidences of Claims or Interests
Except as otherwise provided in the Plan, effective upon the Effective Date, all evidences of Claims or Interests shall represent only the right to participate in the Distributions, if any, contemplated by the Plan.
12.8	Construction
The rules of construction set forth in Sec.102 of the Bankruptcy Code shall apply to the construction of the Plan.
12.9	Time
In computing any period of time prescribed or allowed by this Plan, the day of the act, event, or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is not a Business Day or, when the act to be done is the filing of a paper in court, a day on which weather or other conditions have made the clerk's office inaccessible, in which event the period runs until the end of the next day which is not one of the aforementioned days.
12.10	Governing Law
Except to the extent the Bankruptcy Code or Bankruptcy Rules are applicable, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

12.11	Headings
The headings of the Articles, paragraphs, and sections of this Plan are inserted for convenience only and shall not affect the interpretation hereof.
12.12	Severability
Should the Bankruptcy Court determine, prior to the Confirmation Date, that any provision in the Plan is either illegal on its face or illegal as applied to any Claim or Interest, such provision shall be unenforceable either as to all holders of Claims or Interests or as to the holder of such Claim or Interest as to which the provision is illegal. Such a determination of unenforceability shall in no way limit or affect the enforceability and operative effect of any other provision of the Plan.
12.13	Notices
All notices, requests, elections or demand in connection with this Plan shall be in writing and be mailed by registered or certified mail, return receipt requested to:
VTX Electronics Corp.
920 Conklin Street
Farmingdale, New York 11735
Attn:	Mr. Howard Griffith

With copies to:
Jaspan Schlesinger Silverman & Hoffman LLP
300 Garden City Plaza
Garden City, NY  11530
Attn:  Salvatore LaMonica, Esq.

-and-

Rivkin, Radler & Kremer
EAB Plaza
Uniondale, New York  11556
Attn: 	Scott Y. Stuart, Esq.

-and-

Ruskin, Moscou, Evans & Faltischeck
170 Old Country Road
Mineola, New York 11501
Attn:	Jeffrey Wurst, Esq.

12.14	Successors and Assigns
The rights, benefits and obligations of any Person named or referred to in this Plan will be binding upon and will inure to the benefit of, the heir, executor, administrator, representative, successor or assign of such Person.


ARTICLE XIII
RETENTION OF JURISDICTION
13.1	Retention of Exclusive Jurisdiction. The Bankruptcy Court shall retain and have exclusive jurisdiction over the Reorganization Cases for the purposes set forth in Sec.1127(b) of the Bankruptcy Code, including, but not limited to the following purposes:
(a)	Allowance of Claims and Equity Interests
To determine any and all objections to the allowance of Administrative Expense Claims or Interests;
(b)	Allowance of Compensation to Professionals
To determine any and all Fee Applications of Professionals for services rendered prior to the Confirmation Date and any other fees and expenses authorized to be paid or reimbursed under the Bankruptcy Code or the Plan;
(c)	Resolution of Disputes
To determine all questions and disputes regarding title to the assets of the Debtors, and the determination of all causes of action, preferences, fraudulent or avoidable transfers, controversies, disputes or conflicts, whether or not subject to action pending as of the Confirmation Date, between any of the
Debtors and other party;
(d)	Correction of Errors
To correct any defect or omission or to reconcile any inconsistency in this Plan or in the Confirmation Order, as may be necessary to carry out the purpose and intent of this Plan;

(e)	Enforcement of Plan
To enforce and interpret the terms and conditions of this Plan;
(f)	Issuance of Necessary Orders
To enter such orders in aid of execution of the Plan as permitted by applicable law, including orders for injunctive relief necessary to enforce the rights, title, interests, and powers of the Reorganized Debtor and imposition of such limitations to, restrictions on, or terms and conditions of such rights, title, interests, and powers as the Bankruptcy Court may deem necessary; and
(g)	Determination of Other Matters
To determine such other matters as may be set forth in the Confirmation Order or which may arise in connection with the Plan or the Confirmation Order.
Dated:	Farmingdale, New York
September 24, 1997

VTX Electronics Corp.
Debtor and Debtor-in-Possession
920 Conklin Street
Farmingdale, New York 11735

By:	/s/ Ed Goodstein
Ed Goodstein, Director

Vertex Technologies, Inc.
Debtor and Debtor-in-Possession
920 Conklin Street
Farmingdale, New York 11735

By:	/s/ Ed Goodstein
Ed Goodstein, Director


Dated:	Garden City, New York
September 24, 1997

Jaspan Schlesinger Silverman & Hoffman LLP
Attorneys for the Debtors and
Debtors-in-possession


By:	/s/ Salvatore LaMonica
Salvatore LaMonica (SL #2148)
A Member of the Firm
300 Garden City Plaza
Garden City, New York  11530
(516) 746-8000


D#72362v2
F#28679